Exhibit 10.1

PROMISSORY NOTE

$13,300,000	New York, New York July 2, 2012

FOR VALUE RECEIVED, Quest Software, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Dell Inc., a Delaware corporation (“Lender”), the principal sum of thirteen million three hundred thousand ($13,300,000), in lawful money of the United States of America, immediately upon any termination, for any reason, of the Agreement and Plan of Merger, dated as of June 30, 2012, among Lender, Diamond Merger Sub Inc. and Borrower (the “Merger Agreement”) in accordance with its terms (the “Repayment Time”), together with accrued and unpaid interest thereon from the date hereof.

1. Interest Rate. The outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall bear interest at a rate per annum equal to two and one-half percent (2.50%).

2. Interest Payments. Interest payments on the Note shall be payable on the Repayment Time, or earlier pursuant to Section 5 hereof. Interest shall be calculated on the basis of a year comprised of twelve (12) thirty (30) day months. Each payment on this Note shall be credited first to interest on past due interest, then to past due interest, then to accrued interest and then to principal.

3. Method of Payment. All payments hereunder shall be made to Lender by such means as Lender shall designate to Borrower in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, a Sunday or other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by law to be closed.

4. Prepayment. Borrower shall have the right to prepay the principal amount hereof in full or in part, together with all accrued interest on the amount prepaid to the date of such prepayment, at any time without penalty.

5. Events of Default.

(a) Each of the following shall constitute an event of default (“Event of Default”) hereunder: (i) Borrower’s failure to pay on the Repayment Time the entire principal balance and all accrued but unpaid interest on this Note; (ii) Borrower’s failure to observe or perform any covenant or agreement contained in this Note; (iii) any proceeding shall be commenced or any petition shall be filed seeking relief with respect to Borrower under any bankruptcy, insolvency or similar law; (iv) a receiver, trustee, custodian, sequestrator or similar official shall be appointed with respect to Borrower or any of its property; (v) the dissolution or termination of existence; or (vi) the acceleration of the maturity of any indebtedness having an aggregate principal amount of at least $100,000 of Borrower to any other person. Borrower shall pay on demand all reasonable costs and expenses incurred by Lender in connection with the collection of any outstanding principal balance and interest accrued hereunder, and in connection with the enforcement of any rights or remedies provided for pursuant to this Note, including without limitation all attorneys’ fees and disbursements. If not paid on demand, all such costs and expenses automatically shall be added to the remaining principal balance hereunder as of the date immediately following the date of such demand.

(b) Upon the occurrence of any Event of Default, Lender may declare this Note and the principal of and accrued interest on this Note and all other charges owing to Lender to be, and the same shall forthwith become immediately due and payable, without notice, demand or presentment, all of which are hereby waived. Upon the occurrence of an Event of Default under clauses (iii), (iv) or (v) of Section 5(a) above, the entire unpaid principal of and accrued interest on this Note shall automatically become immediately due and payable, without declaration, notice, demand or presentment, and without the need for any action or election by Lender, all of which are hereby waived. Upon the occurrence of an Event of Default, Lender, may exercise all rights and remedies available to it at law.

6. Recourse. Lender shall be entitled to recourse against Borrower for the payment of any principal of or interest on the Note or for any claim based hereon (including costs of collection).

7. Costs of Collection. Borrower shall pay on demand all reasonable costs and expenses incurred by Lender in connection with the collection of any outstanding principal balance and interest accrued hereunder, and in connection with the enforcement of any rights or remedies provided for pursuant to this Note, including without limitation all attorneys’ fees and disbursements. If not paid on demand, all such costs and expenses automatically shall be added to the remaining principal balance hereunder as of the date immediately following the date of such demand.

8. No Right of Setoff. The obligations of Borrower under this Note shall be unconditional and not subject to any defense, including recoupment or setoff, whether against any claims that Borrower may have against Lender under the Merger Agreement or otherwise.

9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall comply with the notice requirements set forth in Section 8.10 of the Merger Agreement.

11. Waivers. Borrower hereby waives presentment, diligence, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Note.

12. Savings Clause. In the event any provisions hereof shall result, for any reason and at any time, in an effective rate of interest that exceeds the limit of the usury or any other law applicable to interest on the indebtedness evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall be (a) applied, to the extent of such excess, against the unpaid principal amount evidenced hereby with the same force and effect as though Borrower had agreed to accept such extra payment(s) as a prepayment or (b) if the indebtedness has been fully paid, refunded by Lender to Borrower to the extent of such excess.

13. Transferability. Neither this Note nor any interest herein is transferable except by operation of law. Any purported transfer of this Note or any interest therein shall be null and void.

14. Successors. The provisions hereof shall be binding upon the legal representatives, successors and assigns of Lender and shall inure to the benefit of Borrower and its successors by operation of law.

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IN WITNESS WHEREOF, Borrower has executed this Note on the date first above written.

BORROWER: QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Name: David Cramer
Title: VP, General Counsel, Secretary

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